[Exhibit 21 - List of Subsidiaries]


NAME OF SUBSIDIARY                         JURISDICTION OF INCORPORATION
---------------------------------------    -------------------------------------

Cirmaker Industry Co., Ltd.                Taiwan, Republic of China
Masterwealth Limited                       British Virgin Islands
Evergreat Technology Corporation           Mauritius corporation
Cirmaker Technology Corp.                  British Virgin Islands
Masterwealth Limited                       People's Republic of China
Evergreat Technology Corporation           People's Republic of China